Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-62910) pertaining to the Charles River Associates Incorporated 1998 Incentive and Nonqualified Stock Option Plan, (Form S-8 No. 333-63451) pertaining to the 1998 Incentive and Nonqualified Stock Option Plan of Charles River Associates Incorporated and (Form S-8 No. 333-63453) pertaining to the 1998 Employee Stock Purchase Plan of Charles River Associates Incorporated of our report dated January 4, 2002, with respect to the consolidated financial statements of Charles River Associates Incorporated included in the Annual Report (Form 10-K) for the year ended November 24, 2001.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 11, 2002